Exhibit 99.1

July 15, 2008

Re: ICON Income Fund Nine, LLC (“Fund Nine”)

Dear Registered Representative:

As you are aware from our previous correspondence, Fund Nine entered into its Liquidation Period on May 1, 2008. We are writing to notify you in advance that, effective September 1, 2008, Fund Nine’s distribution rate will be changed to 3.68% per annum. Your clients will receive the following notification from us with their August 1, 2008 distribution advising them of the change in distribution rate.

Should you have any questions please feel free to call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736 x140.

Sincerely,

ICON Capital Corp

August 1, 2008

Re: ICON Income Fund Nine, LLC (“Fund Nine”)

Dear Investor:

As you are aware from our previous correspondence, Fund Nine entered into its Liquidation Period on May 1, 2008. During the Liquidation Period you will receive distributions that are generated from net rental income and equipment sales when realized. In other words, distributions will no longer be paid at a constant distribution rate on a regularly scheduled basis and, therefore, the amount of distributions will fluctuate as the portfolio winds down and assets are sold. In some months the distribution could be larger than the current distribution, in some months the distribution may be smaller, and in some months there may not be any distribution.

We are writing to inform you that, effective September 1, 2008, the distribution rate will be changed to 3.68% per annum. We anticipate that this rate will continue for several months. However, this rate is based on currently available information and may vary.

We would also like to take this opportunity to thank you for your investment in Fund Nine. Should you have any questions, please do not hesitate to call our Investor Relations Department at (800) 343-3736 x140.

Sincerely,

ICON Capital Corp.

ICON Capital Corp                                                          150 Grossman Drive                                                                        Braintree, MA 02184